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                                                                     Exhibit 5.1

                                                   December 22, 1997

SPACEHAB, Incorporated
1595 Spring Hill Road, Suite 360
Vienna, Virginia 22182

Gentlemen:

      We have acted as counsel to SPACEHAB, Incorporated, a Washington corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of (i) $63,250,000 aggregate principal amount of the Company's 8% Convertible Subordinated Notes due 2007 (the "Notes") and (ii) 4,642,202 shares of common stock, no par value per share (the "Common Stock"), of the Company which may be issued upon the conversion thereof, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price.

      We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Indenture under which the Notes were issued, the Restated Articles of Incorporation of the Company and the By-laws of the Company.

      Based on the foregoing, we are of the opinion that:

      1. The Notes are valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether considered in equity or at law; and

      2. The Common Stock issuable upon conversion of the Notes has been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.
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      We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ DEWEY BALLANTINE LLP

                                       DEWEY BALLANTINE LLP